Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 3, 2013, except the fourth paragraph of Note 8, as to which the date is June 6, 2013, with respect to the combined financial statement included in the Information Statement of Straight Path Communications Inc. and Subsidiaries as of July 31, 2012 and 2011. We hereby consent to the incorporation by reference of said report in the Registration Statement of Straight Path Communications Inc. and Subsidiaries on Form S-8.

/s/ Zwick and Banyai, PLLC
Zwick and Banyai, PLLC
Southfield, Michigan August 6, 2013